Exhibit 10.4

10/24/2024

Dear Nathan,

In recognition of your accomplishments and continued professional growth, I am pleased to confirm your promotion as the Chief Financial Officer for Reynolds Consumer Products reporting to Scott Huckins.

The details of the role change are as follows:

•	Base Salary: Your new role will be effective as of January 1, 2025 with an annual salary of $550,000.

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Promotional Bonus: In addition, effective 2/1/2025, you will receive a grant of Restricted Stock Units with a grant date fair value of $250,000 which vests ratably over 2 years on 2/1/2026 and 2/1/2027 respectively. A separate email will be sent from E*TRADE with your award document shortly after 2/1/2025. You will be required to review and accept your award on E*TRADE.

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Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Reynolds Consumer Products Annual Incentive Plan at a target of 75% paid annually. Our incentive plan is a discretionary program with payments contingent upon company performance as well as remaining continuously employed up to and including the incentive plan payout date.

•	Long Term Incentive Plan (LTIP): In addition to the AIP, you will be eligible to participate in the LTIP with a 175% target effective January 1, 2025.

Based on the above, your Target Compensation for the new role is as follows:

Base Salary	AIP%	AIP $	Total Target Cash	LTIP%	LTIP $	Total Target Direct Comp
$550,000	75%	$412,500	$962,500	175%	$962,500	$1,925,000

Due to the nature of your new role, you will be required to sign an Employment Agreement and a Restrictive Covenant Agreement.

We wish you much success in your new role with Reynolds Consumer Products!

Kind Regards,

/s/ Valerie Miller

Valerie Miller Richards

Executive Vice President – Human Resources

Reynolds Consumer Products

If you choose to accept this promotion, please acknowledge your acceptance by signing below and returning the full letter via email to Valerie.Miller@reynoldsbrands.com. The changes will be processed once the signed letter is received.

I accept Reynolds Consumer Products’ promotional opportunity as outlined in this letter. I understand that this employment arrangement is considered “at-will” and may be terminated either by me or by the company at any time with or without cause, and that this at-will employment relationship may only be altered by a written contract signed by the CEO expressly stating that my employment is not at-will.

/s/ Nathan Lowe	10/24/2024
Nathan Lowe	Date